EXHIBIT 99.1

PRESS RELEASE

PACIFICARE EXTENDS EXPIRATION DATE AND SETS NEW PRICE DETERMINATION DATE OF TENDER OFFER FOR 7% SENIOR NOTES

SANTA ANA, CALIF., JUNE 20, 2001 —PacifiCare Health Systems, Inc. (NASDAQ: PHSY) today announced the extension of the expiration date and time of its cash tender offer for all of the outstanding 7% Senior Notes due 2003 of its wholly-owned subsidiary PacifiCare Health Plan Administrators, Inc. and the establishment of a new price determination date for calculating the consideration to be paid to tendering note holders. The tender offer is described in the Offer to Purchase and Consent Solicitation Statement dated June 1, 2001.

The tender offer, which was originally set to expire at 12:00 noon, New York City time, on July 3, 2001, has been extended to expire at 12:00 noon, New York City time, on July 23, 2001 (the “New Expiration Time”), unless further extended. Pursuant to the terms of the tender offer, the Company has also set a new price determination date of July 6, 2001 for calculating the consideration to be paid to tendering note holders. Payment for Notes validly tendered and not validly withdrawn will be made in same day funds promptly following expiration of the tender offer, or as soon thereafter as practical.

The tender consideration for each $1,000 principal amount of the Notes tendered and accepted for payment pursuant to the tender offer will be calculated as follows:

•	a price intended to result in a yield to the maturity date of September 15, 2003 for the Notes equal to the sum of (i) the yield to maturity based on the bid-side price of the 5.25% U.S. Treasury Note due August 2003 (the reference security) as of 3:00 p.m., New York City time, on July 6, 2001 as reported on the Bloomberg Government Pricing Monitor Page PX4, or the “Quotation Report,” or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Quotation Report is not available or is manifestly erroneous, and (ii) a fixed spread of 50 basis points,

•	minus $30 (an amount equal to the consent payment per $1,000 principal amount of Notes),

•	plus, accrued interest payable to the settlement date of the tender offer.

In addition to the tender consideration, the Company will pay the consent payment of $30.00 for each $1,000 principal amount of Notes that were tendered and consents that were delivered prior to the consent time, which was 5:00 p.m., New York City time, on Thursday, June 14, 2001.

If the tender offer is again extended for a period longer than ten business days from the New Expiration Time, the Company will establish another new price determination date, which will be at least ten business days prior to the new expiration time, and the pricing terms and consideration may change.

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The tender offer and consent solicitation are subject to a number of conditions which are set forth in the Offer to Purchase and Consent Solicitation Statement, including without limitation:

•	holders of the Notes having tendered (and not withdrawn) by the expiration time Notes representing not less than a majority in aggregate principal amount of the Notes, and

•	the Company obtaining financing to pay the consideration, costs and fees of the tender offer and consent solicitation on terms acceptable to the Company.

Morgan Stanley is acting as the Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation, and can be reached at (877) 445-0397. Requests for assistance or additional copies of the tender offer materials may be directed to Georgeson Shareholder Communications, Inc., the Information Agent, at (800) 223-2064.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The tender offer and the consent solicitation is made solely by the Offer to Purchase and Consent Solicitation Statement.

Dedicated to making people’s lives better, PacifiCare Health Systems is one of the nation’s largest health care services companies with approximately $12 billion in annual revenues. Primary operations include managed care and other health insurance products for employer groups and Medicare beneficiaries in eight western states and Guam, serving approximately 3.7 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

      This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. In particular, we may not be able to satisfy the conditions of the tender offer, including obtaining financing to pay the consideration, costs and fees of the tender offer and consent solicitation on terms acceptable to us. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do occur, what impact they will have on our results of operations and financial condition.

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CONTACT:

Suzanne Shirley
Investor Relations
(714) 825-5491

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